Exhibit 2.6
MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is made as of the 31st day of December, 2009, by and between JOHN BRITCHFORD-STEEL, an individual residing in Alpharetta, Georgia (the “Buyer”) and FORGEHOUSE, INC., a Nevada corporation (the “Seller”).

W I T N E S S E T H:
WHEREAS, Seller beneficially owns all of the membership interests (the “Membership Interests”) in ForgeHouse, LLC, a Georgia limited liability company (“FH LLC”), both directly and through which it was engaged in the sale of and development of ongoing enhancements to a web-based software application product called OneVision®, all as reported in Seller’s financial statements and periodic reports filed with the Securities and Exchange Commission (the “Business”); and

WHEREAS, Seller sold, transferred, assigned, conveyed and delivered all of the property and assets and certain of the liabilities of the Business to Enforce Global Solutions LLC, a Georgia limited liability company (“Enforce”) pursuant to that certain Asset Purchase Agreement, dated as December 29, 2009, by and between Enforce and Seller; and

WHEREAS, Buyer was one of the original members of FH LLC, who has also served as a member of the Board of Directors and Chief Executive Officer of Seller since January 31, 2008 through the Closing Date of this Agreement; and

WHEREAS, Seller wishes to sell, transfer, assign, convey and deliver to Buyer the Membership Interests and Buyer is willing to purchase the Membership Interests, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I

Purchase and Sale of Membership Interests
(a) Membership Interests to be Transferred.  Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all of the Membership Interests.

ARTICLE II

Reserved

ARTICLE III

Consideration and Payment
3.1 Purchase Price.  The purchase price to be paid by Buyer to Seller for the Membership Interests (the “Purchase Price”) shall be all the shares of common stock of Seller, with a par value of $0.001 held by Buyer, which as of December 31, 2009, is an aggregate of 2,500 shares (the “Shares”).  The class of equity securities to which the Shares belong is quoted on the OTC Bulletin Board, and had a last price of $0.03 per Share as of December 31, 2009.

3.2 Payment of Purchase Price.  Buyer shall deliver to Seller the entire Purchase Price at Closing in such form as will permit the Seller, then and there, to return all of the Shares to its treasury for cancellation.

3.3 Securities Laws.  Each of Buyer and Seller acknowledges it has confirmed that the delivery of the Purchase Price by Buyer to Seller and the sale of the Membership Interests to Buyer do not violate any federal securities law or the securities laws of any state where such state securities laws may be applicable to the transactions contemplated hereby.

ARTICLE IV

Closing of Purchase and Sale
The closing of the purchase and sale provided for herein (the “Closing”) shall take place at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, N.E., Suite 3100, Promenade II, Atlanta, Georgia 30309-3592, beginning at 5:00 p.m. EST on December 31, 2009, or at such other time and place as the parties shall mutually agree upon (the “Closing Date”).  The Closing shall be made effective as of 5:30 p.m. EST on the Closing Date.

ARTICLE V

Representations and Warranties of Seller
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby and with the knowledge that Buyer shall rely thereon, Seller makes the following representations and warranties to Buyer:

5.1 Corporate.
(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b) The execution and delivery of this Agreement and the other agreements, instruments and documents contemplated hereby to be executed and delivered by Seller (such other agreements, instruments and documents sometimes referred to herein as the “Seller’s Instruments”) and full performance thereunder, have been duly authorized by the Board of Directors of Seller, and no other or further corporate act on the part of Seller is necessary therefor.  This Agreement has been duly and validly executed and delivered by Seller and is, and when executed and delivered by Buyer pursuant hereto, will be, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

5.2 No Violation.  Except as set forth on Schedule 5.2, neither the execution and delivery of this Agreement or the Seller’s Instruments nor the consummation by Seller of the transactions contemplated hereby and thereby (i) conflict with or result in a breach of any provisions of the Seller’s articles of incorporation or bylaws, (ii) will violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (iii) will require any authorization, consent, approval of or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body, (iv) will violate or conflict with, result in a breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or will require any approval or consent under or will result in the termination of, or accelerate the performance required by, or result in the creation of any mortgage, lien (statutory or otherwise), security interest, claim, pledge, license, equity, option, conditional sales contract, assessment, levy, easement, covenant, reservation, restriction, right-of-way, exception, limitation, mineral right, charge or encumbrance of any kind or nature whatsoever (each, a “Lien”) upon any of the Membership Interests, any term or provision of the Articles of Incorporation or Bylaws of Seller or of any contract, lease, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party, or by which Seller or any of the Membership Interests may be bound or affected (subject to obtaining the consents referred to in Schedule 5.2 or such other consents as are actually obtained and delivered at Closing), or (v) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority that has not been obtained or made, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not reasonably be expected to prevent, materially alter or materially delay the transactions contemplated hereby.

5.3 Taxes.  Except as set forth on Schedule 5.3, Seller has timely and accurately filed all federal, state, foreign, county, local and other tax returns required to be filed by it and has timely paid all taxes required to be paid by it with respect to the periods covered by such tax returns, and will on the Closing Date be current in the payment and remittance of, all such taxes required to be paid by it.  Seller has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to any employee of Seller.  Seller is not subject to any additional taxes as a result of the failure to file timely or accurately, as required by applicable law, any tax return or to pay or remit timely any taxes due.  No deficiencies have been asserted or assessed as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency or audit has been proposed or threatened against Seller, and Seller has no actual knowledge of any fact or circumstance that could give rise to any such deficiency.  There are no agreements between Seller and any taxing authority (including, without limitation, the Internal Revenue Service, the Georgia Department of Revenue or the Nevada Department of Taxation) waiving or extending any statute of limitations with respect to any tax return or taxes of Seller.

5.4 No Litigation.  Except as set forth on Schedule 5.4, there is no action, suit, arbitration, proceeding, investigation or inquiry pending before any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality or, to the actual knowledge of Seller, threatened against Seller.  Seller is not subject to or threatened to be subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

5.5 Compliance With Laws.  Except as set forth on Schedule 5.5, (i) Seller is in material compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”) relating to, or which could result in a Lien upon, the Membership Interests, and (ii) Seller has not received notice of any material violation or alleged violation of, or is not subject to liability (whether accrued, absolute, contingent, direct or indirect) for any past or continuing violation of, any Laws relating to, or which could result in a Lien upon, the Membership Interests.

5.6 Ownership of Membership Interests.  Except as set forth on Schedule 5.6, the Membership Interests are beneficially owned by Seller, free and clear of all liens, pledges, or other encumbrances.  None of the Membership Interests is subject to any restrictions with respect to the transferability thereof.

5.7 No Brokers or Finders.  The Seller has not entered into any contract, arrangement or understanding or retained, employed or used any “broker” or “finder” in connection with the transactions contemplated hereby that could result in Buyer having to pay a finder’s fee, brokerage or agent’s commission or other like payments (a “Fee”) in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.  Seller is not aware of any claim for payment of any Fees in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.8 Waiver.  Seller hereby acknowledges that the transactions contemplated hereby are undertaken with an “insider”, as that term is defined in the Securities Act of 1933, as amended, of the Seller and that Seller has been advised of the “insider” relationship and still believes that the transactions contemplated hereby are in the best interest of Seller and waives any right or claim of action against Buyer that Seller now has or may have at anytime in the future, whether known or unknown, related to the transactions contemplated hereby.

ARTICLE VI

Representations and Warranties of Buyer
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that Seller shall rely thereon, Buyer makes the following representations and warranties to Seller:

6.1 Capacity.

(a) Buyer is an individual with the requisite capacity to enter into this Agreement and to perform his obligations hereunder.

(b) This Agreement and the other agreements, instruments and documents contemplated hereby to be executed and delivered by Buyer (such other agreements, instruments and documents sometimes referred to herein as the “Buyer’s Instruments”) have been duly and validly executed and delivered by Buyer and are, and when executed and delivered to Seller pursuant hereto, if applicable, will be, the legal, valid and binding obligation of Buyer, enforceable against him in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

6.2 No Violation.  Except as set forth on Schedule 6.2, neither the execution and delivery of this Agreement or the Buyer’s Instruments nor the consummation by Buyer of the transactions contemplated hereby and thereby (i) will violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority applicable to Buyer, (ii) will require any authorization, consent, approval of or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body, or (iii) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any contract, lease, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party, or by which Buyer may be bound or affected (subject to obtaining the consents referred to in Schedule 6.2 or such other consents as are actually obtained and delivered at Closing).

6.3 Ownership of the Shares.  The Shares are beneficially owned by Buyer, free and clear of all liens, pledges, or other encumbrances.  None of the Shares is subject to any vested or unvested option or transfer right in favor of any third party.  Subject to approval of Seller, none of the Shares is subject to any restrictions with respect to the transferability thereof.

6.4 No Litigation.  There is no action, suit, arbitration, proceeding, investigation or inquiry pending before any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality or, to the actual knowledge of Buyer, threatened against Buyer.  Buyer is not subject to or threatened to be subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

6.5 No Brokers or Finders.  Buyer has not entered into any contract, arrangement or understanding or retained, employed or used any “broker” or “finder” in connection with the transactions contemplated hereby that could result in Seller having to pay a Fee in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.  Buyer is not aware of any claim for payment of any Fees in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VII

Consents
7.1 Consents.  Seller shall obtain, prior to Closing, all consents and Lien releases necessary for Seller’s consummation of the transactions contemplated hereby (including, without limitation, those consents identified on Schedule 5.2).  All such consents and releases shall be in writing and executed counterparts thereof shall be delivered to Buyer after Seller’s receipt thereof.

ARTICLE VIII

Indemnification and Post-Closing Covenants
8.1 Survival of Representations and Warranties.  All of the representations and warranties and covenants and agreements contained in this Agreement shall survive for a period of three (3) years after the Closing.

8.2 Seller’s Indemnity Agreement.  Seller shall indemnify and hold harmless Buyer and his respective employees, agents and affiliates and each of their respective successors, assigns, heirs and representatives (each, a “Buyer Indemnified Party”), from and against any claim, damage, liability, loss, judgment, cost, expense (including all reasonable attorneys’ fees, court costs, accountants fees, and consultants’ fees in the investigation or defense of any indemnified matter), deficiency, interest, penalty, imposition, assessment or fine (collectively, “Losses”) actually incurred by a Buyer Indemnified Party as a result of:

(a) any breach of any representation and warranty or nonfulfillment of any covenant or agreement on the part of Seller contained in this Agreement or any Seller’s Instrument;

(b) any failure of Seller to transfer any of the Membership Interests free and clear of all Liens (except for those Liens set forth on Schedule 5.6) or from the failure of Seller to obtain, prior to the Closing Date, any consent, approval or waiver of a third party as may be necessary to permit the transactions contemplated hereby, unless such requirements are waived by Buyer in writing prior to or at Closing;

(c) any breach or violation of Section 3.3 of this Agreement;

(d) any claim, action or suit brought on behalf of any stockholder, including, but not limited to, the record and beneficial owners of Seller’s Series A Convertible Preferred Stock (the “Series A Holders”) or any affiliate of the Series A Holders, challenging the transactions contemplated hereby; and

(e) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including fees and disbursements of counsel, incident to any of the foregoing.

8.3 Buyer’s Indemnity Agreement.  Buyer shall indemnify and hold harmless Seller, its stockholders, officers, directors, employees, agents and affiliates and each of their respective successors, assigns, heirs and representatives (each, a “Seller Indemnified Party”), from and against any and all Losses actually incurred by a Seller Indemnified Party as a result of:

(a) any breach of any representation and warranty or nonfulfillment of any covenant or agreement on the part of Buyer contained in this Agreement or any Buyer’s Instruments;

(b) any failure of Buyer to transfer to Seller all of the Shares free and clear of all Liens; and

(c) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including fees and disbursements of counsel, incident to any of the foregoing.

8.4 Limitations on Liability.

(a) No claim for indemnification may be brought or asserted under Section 8.2 or Section 8.3 for breach of a representation or warranty after the expiration of the three-year survival period for the representations and warranties; provided, however, that nothing contained in this Section 8.4(a) shall affect the right of a Buyer Indemnified Party or a Seller Indemnified Party to pursue a claim for indemnification based on a breach of a representation and warranty to the extent such party has provided notice of such claim prior to the expiration of such three-year survival period.

(b) No claim for indemnification may be brought or asserted by a Buyer Indemnified Party or Seller Indemnified Party under Section 8.2 or Section 8.3 above if the Buyer or Seller had or reasonably should have had knowledge of any breach, violation or failure of condition constituting the basis of the claim at or before the Closing.

8.5 No Waiver.  The closing of the transactions contemplated hereby shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the claim at or before the Closing, except as otherwise provided for in Section 8.4(b) above.

ARTICLE IX

Closing Conditions

9.1 Conditions Precedent to Obligations of Buyer.  The obligations of Buyer to proceed with the transactions contemplated hereby to be consummated at the Closing are subject, at the option of Buyer, to the fulfillment of each and all of the following conditions at or prior to the Closing Date:

(a) (i) All representations and warranties of Seller contained in Article V hereof or in any Seller’s Instrument shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, (ii) all documents and agreements required hereunder to be delivered to Buyer at or before the Closing shall have been delivered, unless waived by Buyer in writing, and (iii) all covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been fully performed when due, unless waived by Buyer in writing.

(b) Seller shall have delivered to Buyer all consents necessary for Seller’s consummation of the transactions contemplated hereby (including, without limitation, those consents identified on Schedule 5.2).

(c) Laws.  There shall not be in effect on the Closing Date any law restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

(d) Litigation.  At the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought (i) to restrain, prohibit, invalidate or set aside (in whole or in part) the transactions contemplated hereby, or (ii) to obtain damages or a discovery order in connection with this Agreement or the consummation of the transactions contemplated hereby.

(e) Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any governmental agency necessary to permit Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental agency necessary for the consummation of the transactions contemplated hereby shall have occurred.

9.2 Conditions Precedent to Obligations of Seller.  The obligations of Seller to proceed with the transactions contemplated hereby, shall be subject, at the option of Seller, to the fulfillment of each and all of the following conditions at or prior to the Closing Date:

(a) (i) All of the representations and warranties of Buyer contained in Article VI hereof or in any Buyer’s Instrument shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, (ii) all documents and agreements required hereunder to be delivered to Seller at or before the Closing shall have been delivered, unless waived by Seller in writing, and (iii) all covenants, agreements and obligations by the terms of this Agreement to be performed by Buyer at or before the Closing shall have been fully performed when due, unless waived by Seller in writing.

(b) Buyer shall have delivered to Seller the Purchase Price in accordance with Section 3 above.

(c) Laws.  There shall not be in effect on the Closing Date any law restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

ARTICLE X

Termination

10.1 Termination.  This Agreement may be terminated prior to the Closing as follows:

(a) at the election of Seller, if Buyer has materially breached any covenant or agreement contained in this Agreement;

(b) at the election of Buyer, if Seller has materially breached any covenant or agreement contained in this Agreement;

(c) at the election of Seller or Buyer, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other person directed against the consummation of the Closing or any other transactions contemplated hereby and either Seller or Buyer, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof; or

(d) at any time on or prior to the Closing Date by mutual written consent of the parties hereto.

10.2 Survival.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force and effect, except for the provisions of Section 11.2 (relating to expenses), and none of the parties hereto shall have any liability in respect of such termination except that any party shall be liable to the extent that failure to satisfy the conditions of Section 9.1 or Section 9.2 results from the violation or breach of any of the representations, warranties, covenants or agreements of such party under this Agreement.

ARTICLE XI

Miscellaneous

11.1 Entire Agreement.  This Agreement and the documents and agreements to be executed at Closing as contemplated herein, constitute the entire agreement of the parties hereto with respect to the subject matter hereof.  There are no oral agreements, understandings, promises, representations or warranties between the parties hereto with respect to the subject matter of this Agreement.  All prior negotiations and understanding, if any, between the parties hereto with respect to the subject matter of this Agreement have been superseded by this Agreement and such other documents and agreements.  This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by the party to be so bound by such modification, amendment or termination.

11.2 Expenses.  Whether or not the transactions contemplated hereby are consummated, the Buyer, on the one hand, and Seller, on the other hand, shall pay the fees and expenses of its or his respective counsel, accountants and other experts incident to the negotiation, drafting and execution of this Agreement and consummation of the transactions contemplated hereby.

11.3 Further Assurances.  From time to time after the Closing Date, upon the reasonable request of any party hereto, the other party shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as the requesting party may reasonably request in order to effectuate fully the purpose, terms and conditions of this Agreement.

11.4 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when personally delivered, or  three (3) business days after mailing, postage prepaid, by certified mail, or when delivered (and receipted for) by an overnight delivery service, addressed in each case as follows:

 (a)           If to Seller:

ForgeHouse, Inc.
c/o Baker & Hostetler llp
600 Anton Boulevard, Suite 900
Costa Mesa, California 92626
Attention:  Randolf W. Katz, Esq.

with a copy to:
(which shall not constitute notice)

Baker & Hostetler llp
600 Anton Boulevard, Suite 900
Costa Mesa, California 92626
Attention:  Randolf W. Katz, Esq.

(b)           If to Buyer:
John Britchford-Steel
4625 Alexander Drive, Suite 150
Alpharetta, Georgia 30005

with a copy to:
(which shall not constitute notice)

Smith, Gambrell & Russell, LLP
Promenade II, Suite 3100
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention:  Jeffrey S. Hatchew, Esq.

Either party may change the address(es) for the giving of notices and communications to it, as the case may be, and/or copies thereof, by written notice to the other parties in conformity with the foregoing.

11.5 Rights of Third Parties.  All conditions of the obligations of the parties hereto, and all undertakings herein, are solely and exclusively for the benefit of the parties hereto and their successors and assigns, and no other person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms.

11.6 Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the internal laws of the State of Georgia, without regard to its conflict of laws provisions.

11.7 Arbitration.  All disputes and claims relating to any provision hereof or relating to or arising out of the transactions contemplated hereby (including, without limitation, any claims that any provision of this Agreement is illegal or otherwise unenforceable or voidable under law, ordinance or ruling) shall be settled by arbitration conducted by one (1) arbitrator mutually agreeable to the parties hereto, or, if the parties hereto cannot agree upon an arbitrator within thirty (30) days of demand by any such party for arbitration, by an arbitrator selected by the American Arbitration Association.  The arbitration shall be conducted at the office of the American Arbitration Association in Atlanta, Georgia, in accordance with the United States Arbitration Act (9 U.S.C., § 1 et seq.) and the commercial arbitration rules of the American Arbitration Association.  Each party consents and submits to the personal jurisdiction and venue of the trial courts of Fulton County, Georgia, and also to the personal jurisdiction and venue of the United States District Court serving Fulton County, Georgia, for purposes of enforcing this provision.  The party shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents.  Depositions may be ordered by the arbitrator upon a showing of need.  All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act.  Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate.  The foregoing provision shall not preclude either party from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.

11.8 Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

11.9 Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

11.10 Variations in Pronouns.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

11.11 Exhibits and Schedules.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.  All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

11.12 Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, as of the date first above written.

FORGEHOUSE, INC.
By:	/s/ Philip Mann
Philip Mann, Assistant Secretary

/s/ John Britchford-Steel
JOHN BRITCHFORD-STEEL

Schedule 5.2

No Violation

Schedule 5.3

Taxes

Schedule 5.4

Litigation

Schedule 5.5

Compliance with Laws

Schedule 5.6

Ownership of Membership Interests

Schedule 6.2

No Violation